Exhibit 99.103

NEWS

COMPANY CONTACT:
Bernard A. “Skip” Wagner
May 14, 2003	Chief Financial Officer
(941) 953-9199

CORRECTIONAL SERVICES CORPORATION

ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2003

Sarasota, Florida—Correctional Services Corporation (NASDAQ NMS: CSCQ) today announced financial results for the first quarter 2003. Revenues for the first quarter 2003 were $38.0 million versus $40.1 million in the comparative period in 2002. For the first quarter 2003, the company reported contributions from operations of $3.8 million versus $3.5 million in the first quarter of 2002. Net income was $431,000 or $0.04 per diluted share for the first quarter 2003 versus $541,000 or $0.05 per diluted share for the same period in 2002. Diluted shares were 10,246,000 and 10,163,000 in the first quarter of 2003 and 2002 respectively.

The revenue decrease of $2.1 million was due primarily to the discontinuation of operations at unprofitable facilities and reductions in occupancy rates in our juvenile division. Contributions from operations remained relatively unchanged as increased contributions from improved adult occupancy rates were partially offset by losses associated with lower juvenile occupancy. Net income was further impacted by increased costs of business development, insurance and professional fees included in general and administrative expenses.

Commenting on the company’s performance for the first quarter, James F. Slattery, President and CEO stated, “the highlight for the quarter was the continued strong performance of our adult division which has reached a current occupancy rate of 98% versus 80.7% for the first quarter of 2002. This dramatic improvement was the result of aggressive steps over the past several quarters to strengthen our adult division management and business development team.”

Slattery further stated, “Similar steps have been taken to improve occupancy rates for our juvenile division, which currently has a 77% occupancy rate. Juvenile occupancy rates have shown continued reductions as a result of state budgetary cuts, which are affecting our county clients. We are working with our clients to develop alternative programs but expect weakness in juvenile populations to continue for the near term. We will continue to make necessary changes in program design to meet the evolving needs of our current and future clients. With these efforts, I am confident our juvenile division will follow in the successful footsteps of our adult division and achieve meaningful occupancy improvements in the second half of the year.”

THE COMPANY WILL BE HAVING A CONFERENCE CALL TO DISCUSS THIS RELEASE AT 11:00 a.m. EDT TODAY. THE NUMBER TO CALL IS (800) 473-6123 (U.S. only) or (973) 582-2706 (International). A REPLAY WILL BE AVAILABLE BY CALLING (877) 519-4471 (U.S. only) (973) 341-3080 (International) PIN #3901677.

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 18 facilities and 2,700 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities operating 11 facilities representing approximately 4,300 beds. On a combined basis, the Company provides services in 14 states, representing approximately 7,000 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.

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CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

March 31, 2003

(in thousands, except per share data)

	Three Months Ended March 31,
	2003		2002
Revenues	$38,027	100.00%	$40,057	100.00%

Facility expenses
Operating	34,227	90.01%	36,524	91.18%

Contribution from operations	3,800	9.99%	3,533	8.82%

Other operating expenses
General and administrative	2,433	6.40%	2,071	5.17%

Operating income	1,367	3.59%	1,462	3.65%

Interest expense, net	603	1.59%	563	1.41%

Income before income taxes	764	2.01%	899	2.24%

Income tax expense	333	0.88%	358	0.89%

Net income	$431	1.13%	$541	1.35%

Basic and diluted earnings per share	$0.04		$0.05

Number of shares used to compute EPS:
Basic	10,155		10,155
Diluted	10,246		10,163

Other Information
Beds under management (excludes aftercare)	6,394		7,304
Compensated mandays	540,573		546,898

SELECTED BALANCE SHEET DATA
	March 31, 2003		December 31, 2002
Working Capital	$16,585		$17,171
Total Assets	92,958		88,088
Long-term Obligations	23,506		20,258
Shareholders’ Equity	50,439		50,008